NORTH AMERICAN GOVERNMENT BOND FUND, INC.

                 ISI NORTH AMERICAN GOVERNMENT BOND FUND SHARES

                                DISTRIBUTION PLAN

                  1. THE PLAN. This Plan (the "Plan"), as amended on March 13, 2003, is a written plan as described in Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") of North American Government Bond Fund, Inc. (the "Fund") with respect to the shares (the "Shares") of those classes of the Fund as are listed in APPENDIX A hereto (each such class together with all other classes subsequently established by the Fund being herein referred to as a "Class," and collectively as the "Classes"). Other capitalized terms herein have the meaning given to them in the Fund's prospectus.

                  2. PAYMENTS AUTHORIZED. (a) The distributor for the Shares (the "Distributor") under a distribution agreement (a "Distribution Agreement") is authorized, pursuant to the Plan, (i) to make payments to any transmitting broker under an Agency Distribution Agreement or other agreement substantially in the form of an Agency Distribution Agreement (in each case as attached to a Distribution Agreement and approved by the Board of Directors of the Fund, an "Agency Distribution Agreement"), (ii) to accept payments made to it under the Distribution Agreement and (iii) to make payments on behalf of the Fund to shareholder servicing agents under shareholder servicing or similar agreements.

                  (b) The Distributor may make payments in any amount, provided that the total amount of all payments made during a fiscal year of the Fund do not exceed, in any fiscal year of the Fund, the amount paid to the Distributor under the Distribution Agreement, which, with respect to each Class of Shares, is an annual fee, calculated on an average daily net basis and paid monthly, equal to the amount set forth in Appendix A opposite the name of such Class.

                  3. EXPENSES AUTHORIZED. The Distributor is authorized, pursuant to the Plan, from sums paid to it under the Distribution Agreement, to purchase advertising for the Shares, to pay for promotional or sales literature and to make payments to sales personnel affiliated with it for their efforts in connection with sales of Shares. Any such advertising and sales material may include references to other open-end investment companies or other investments, provided that expenses relating to such advertising and sales material will be allocated among such other investment companies or investments in an equitable manner, and any sales personnel so paid are not required to devote their time solely to the sale of Shares.

                  4. CERTAIN OTHER PAYMENTS AUTHORIZED. As set forth in the Distribution Agreement, the Fund assumes certain expenses, which the Distributor and the Fund's advisor are authorized to pay or cause to be paid on its behalf and such payments shall not be included in the limitations contained in this Plan. These expenses


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include: the fees of the Fund's advisor, distributor, administrator; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Fund; all costs and expenses in connection with maintenance of registration of the Fund and its shares with
the   Securities   and  Exchange   Commission   and  various  states  and  other
jurisdictions (including filing fees and legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Directors or Director members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the Directors of the Fund who are not interested persons (as defined in the 1940
Act) of the Fund and of independent certified public accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  5. OTHER DISTRIBUTION RESOURCES. The Distributor and transmitting brokers may expend their own resources separate and apart from amounts payable under the Plan to support the Fund's distribution effort. The Distributor will report to the Board of Directors on any such expenditures as part of its regular reports pursuant to Section 6 of this Plan.

                  6. REPORTS. While this Plan is in effect, the Distributor shall report in writing at least quarterly to the Fund's Board of Directors, and the Board shall review, the following: (i) the amounts of all payments under the Plan, the identity of the recipients of each such payment; (ii) the basis on which the amount of the payment to such recipient was made; (iii) the amounts of expenses authorized under this Plan and the purpose of each such expense; and
(iv) all costs of each item specified in Section 4 of this Plan (making estimates of such costs where necessary or desirable), in each case during the preceding calendar or fiscal quarter.

                  7. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This Plan has been approved (i) by a vote of the Board of Directors of the Fund and of a majority of the Directors who are not interested persons (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of

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holders of at least a majority of the Fund's  outstanding  voting securities (as defined in the 1940 Act). This Plan shall, unless terminated as hereinafter provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by the vote of the Fund's Board of Directors and by the vote of a majority of the Directors of the Fund who are not interested persons (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Directors who are not interested persons (as defined in the 1940 Act) or by the vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940
Act). This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval, as set forth in (ii) above, and all amendments must be approved in the manner set forth under (i) above.

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                          APPENDIX A
                          ----------


CLASS                                                    COMPENSATION
-----                                                    ------------
ISI North American Government Bond Fund - A Shares       0.40% of the average
                                                         daily net assets
                                                         invested in the Shares
                                                         of the Class

ISI North American Government Bond Fund - C Shares       1.00% of the average
                                                         daily net assets
                                                         invested in the Shares
                                                         of the Class